PGI Code of Ethics

Applicability

The investment advisers, investment companies, distributor companies and service companies listed in Addendum A (collectively, the Firm) have adopted this Code of Ethics, establishing a standard of conduct for Firm Employees.

Policy Statement

This Code of Ethics (the Code) establishes a standard of conduct for Firm employees by:

•

Providing clear guidance to all employees that the Firm’s Clients’ interests come first –

ahead of all personal interests;

•

Providing policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 40 Act; and

•

Seeking to avoid conflicts of interests, or the appearance of such conflicts, when officers, directors, supervised persons, employees and other persons of the Firm own or engage in transactions involving securities.

Responsibility for Policy

The Code applies to persons deemed to be Access Persons of the Firm, as defined below under Definitions. Access Persons include any officer, director, employee or other person of the Firm. Unless otherwise determined by PGI Compliance, Access Persons also includes positions held by consultants, contractors, temporary employees, interns, co-op students, and Principal Financial Group (Principal) Human Resources and Legal staff supporting the Firm.

Please see the Addenda for a custom Principal Funds Access Person definition applicable to the Funds, as well as other custom provisions applicable to certain entities of the Firm.

The Code is supplemental to the Principal Corporate Global Code of Conduct which can be found on

Principal Passport.

A.

Standards of Business Conduct

The following standards of business conduct shall govern personal investment activities of Access Persons and interpretation and administration of this Code:

•

The interests of the Firm’s Clients must be placed first at all times;

•

Access Persons must act honestly and fairly and with due skill, care and diligence in the best interest of Firm clients and the integrity of the market;

•

Access Persons have an obligation to observe just and equitable principals of trading;

•

All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•

Access Persons should not take advantage of their positions; and

•

Access Persons must comply with applicable Federal Securities Laws.

The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to the Firm’s Clients.

B.

Protection of Material Non-Public Information

Access Persons must review and comply with the Insider Trading Policy.

It is unlawful to trade in any security based on material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt and mutual funds. All Access Persons will keep information pertaining to Clients’ portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and Client portfolio holdings should disclose this information to any person unless such disclosure is made in connection with the person’s regular functions or duties. All possible care should be taken to avoid discussing confidential information with anyone who would not normally have access to such information.

C.

Personal Account Reporting

Access Persons must report all Covered Accounts (Accounts) in which they have Beneficial Ownership of any Reportable Security (Security) or Reportable Fund or are capable of holding such Securities at the start of their employment, upon opening of a new account and annually thereafter.

Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (Exchange Act) when determining whether a person is a beneficial owner of a Security.

For example, the term Beneficial Ownership shall encompass:

•

Securities in the person’s own Accounts;

•

Securities owned by members of the person’s immediate family sharing the same household;

•

A person’s proportionate interest in the portfolio of Securities held by a partnership,

trust, corporation or other arrangements; and

•

Securities a person might acquire or dispose of through the exercise or conversion of any derivative Security (e.g. an option, whether presently exercisable or not).

Security shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 40 Act including, but not limited to fixed income securities such as bonds and notes, equity securities such as stocks and exchange traded funds (ETF), derivatives such as options and futures, unit investment trusts (UIT), and private investments.

1. New Accounts

New Accounts must be opened with brokerage firms that provide electronic data feeds unless otherwise pre-approved by PGI Compliance. This does not apply to ex-U.S. Accounts or Discretionary Accounts.

Please refer to Addendum F for a current list of brokers that provide electronic feeds. Associated Persons of Principal Funds Distributor have an additional requirement to pre-clear the opening of new accounts.

2.

Discretionary Accounts

Discretionary Accounts are reportable and require Access Persons to provide a copy of the managed account agreement to PGI Compliance. The discretionary managed account agreement outlines trading discretion authority granted to another party (individual, entity or money manager), which allows them to buy/sell Securities without the Account owner’s consent for each trade. A Discretionary Account is sometimes referred to as a “managed” or “blind-managed” account. Discretionary Accounts are exempt from the pre-clearance requirement, 30 day holding period, quarterly transaction reports and initial public offerings prohibition provisions of the Code.

3.

Crypto-Asset Accounts

Crypto-Asset Accounts and their digital asset holdings are reportable. This would include investments in cryptocurrency (e.g. Bitcoin), initial coin offering (ICO), distributed ledger technology, blockchain and/or any related products and pooled investment vehicles. An Account summary must be provided upon request from PGI Compliance.

4.

Principal Fund Accounts

Principal Fund Accounts are reportable and include Principal Funds that are open-end mutual funds (including underlying sub-accounts within Principal Variable Life and Variable Annuity contracts) and closed-end investment companies operated as interval funds.

Principal Funds are subject to the initial and annual reporting requirements; however, they are exempt from pre-clearance and the 30 calendar day holding period. Notwithstanding the exemption from the 30 calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of Principal Diversified Select Real Asset Fund and any other closed end interval fund managed by PGI or its affiliates, generally must disgorge, under Section 16 of the Exchange Act, any profit realized by such person from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security based swap agreement involving such equity security) within any period of less than six (6) months.

5.

Private Investments

Private Investment are reportable and may only be acquired or sold with prior approval of the Access Person’s supervisor and PGI Compliance. Pre-approval requests for private investments can be submitted within the FIS Protegent Personal Trading Assistant (PTA) system under the Available Forms section.

6. Corporate Human Resources (HR) Benefit Plans

Corporate HR Benefit Plans, such as the Principal Employee Stock Purchase Plan (ESPP), Excess Plan, and the 401(k) Plan, are considered Covered Accounts and will be monitored by Compliance. These Accounts are exempt from reporting, pre-clearance and holding period requirements. Compliance will obtain information directly from HR Benefits for monitoring. There is no action required by Access Persons to create these Accounts within the PTA system.

7.

Restricted Stock Units, Stock Option Awards, Stock Options, Broad-based Options, and Performance Share Awards

Restricted Stock Units (RSU), Stock Option Awards, Stock Options, Broad-based Options, and Performance Share Awards are not considered Covered Accounts and, thus, are not subject to reporting, pre-clearance or holding period requirements. Please note, once vested/exercised, and if you elect to receive stock, the stock is held within a Morgan Stanley retail account that is restricted to only trading Principal Financial Group (ticker: PFG) stock.

This specific Morgan Stanley Account and the PFG stock are exempt from reporting in the PTA system; however, if you wish to transfer PFG stock to a different brokerage account, ALL provisions of the Code will apply to the stock.

D.

Personal Security Transactions

Pre-clearance approval from PGI Compliance is required for personal Security transactions prior to executing or entering into any buy or sell transaction. A denied pre-clearance may not be executed.

1.

Pre-clearanc approval:

•

Is valid for 2 business days (meaning the current day and next business day). If the trade is not executed within 2 business days, the Access Person must submit a new pre-clearance request.

•

Applies to all market and limit orders, good-till-cancel orders, and stop loss orders.

•

Is not required for Exempted Securities or Exempted Transactions. Please refer to those listed below.

Access Persons can submit a pre-clearance request online within the PTA system, which is available on a secure internet browser with user login credentials at https://principal.ptaconnect. com/. Should an Access Person not have access to the PTA system, the person may call or email pre-clearance requests to PGI Compliance either directly or through use of a pre-approved delegate or proxy.

2.

Restricted and Prohibited Transactions

The following personal Securities transaction are restricted and prohibited transactions; accordingly, you may not:

•     Execute a Security transaction without pre-clearance approval, if required.

•

Acquire any Security in an initial public offering (IPO).

•

Sell short any Security.

•

Participate in Investment Clubs.

•

Sell a Security in less than 30 calendar days after purchase date for a profit (T+30).

o

The 30 calendar day holding period does not apply to sales at a loss.

o

Any sales at a loss cannot be re-established (buy back) in the next 30 calendar days.

o

If sold at a profit prior to the expiration of the 30 calendar day period, the transaction will be a Code violation, and any profits realized may be disgorged to a charitable organization designated by the Firm.

•

Buy a Security at a lower price in less than 30 calendar days after sale date (buy back).

•

Purchase or write derivatives (such as stock options, futures on indices and options and futures on commodity, credit, currency, equity, interest rate and volatility) if the expiration date is less than 30 calendar days from the purchase date.

o

No derivative position may be closed less than 30 calendar days from the date it is established.

o

This does not apply to stock options that are part of a hedged position where the underlying stock is held long.

•

Engage in financial spread betting and contracts of difference. These types of derivative contracts involve taking or placing a bet on the price movement of a security, index, currency, commodity or other financial product.

•

Loan money to individuals or entities as an investment or business transaction. Note: this does not apply to personal loans to family.

•

Purchase PFG stock on margin, short sell PFG stock, or trade PFG put or call options, or other instruments noted in the Principal Insider Trading Policy.

•

Purchase or sell a Security at all, when so determined by the Chief Compliance Officer, in the

CCO’s discretion.

3.

Exempted Securities

Securities listed below are exempt from the reporting, pre-clearance, and holding period requirements:

•

Direct Obligations of the Government of the United States

•

Banker’s acceptances

•

Bank certificates of deposit

•

Commercial paper

•

High quality short-term debt instruments, including repurchase agreements

•

Money market funds

•

Open-end mutual funds with outside fund companies that are not advised or sub-advised by the Firm or its affiliates. Open-end mutual funds always have a five-letter symbol ending in an “X.”

o

This exemption applies to funds used in 529 Plans that are registered as municipal securities and only offer open-end mutual funds or securities designed to mirror the structure of open-end mutual funds as underlying investment options.

o  This exemption does not apply to ETFs, I-Shares (i.e. BlackRock) and closed-end funds. All ETF transactions must be pre-cleared and are subject to the Personal Securities Transactions requirements listed above.

•

Shares issued by unit investment trusts (UIT) that are invested exclusively in one or more open-end mutual funds, none of which are advised or sub-advised by the Firm or its affiliates.

4.

Exempt Transactions

The transactions listed below are exempt from the pre-clearance requirement only. All other reporting and holding period requirements apply.

•

De minimis transactions of 50 shares or less or under $500 in value of a Security in aggregate within a 30 calendar day period.

•

Transactions in Reportable Funds.*

•

Transactions in Principal Funds that are open-ended mutual funds (including underlying subaccounts of Principal Variable Life and Variable Annuity Contracts).*

•

Securities acquired through an employer-sponsored automatic payroll deduction plan. However, any sale transaction must be pre-cleared and reported.

•

Reinvestment of dividends under a dividend reinvestment plan or in an automatic investment plan for purchase of Securities already owned and pre-cleared. Note, any sale transaction must be pre-cleared as those are not part of a plan.

•

Transactions effected by an issuer pro rata of a class of Securities already owned, such as stock splits, stock dividends or the exercise of rights, warrants or tender offers (e.g. corporate actions).

•

Transactions which are non-volitional on the part of the Access Person. Transactions in an account over which the Access Person has no direct or indirect influence or control (e.g. assignment of management discretion in writing to another party).

•

Transactions in Crypto-Assets.

*

Reportable Funds and Principal Funds are not subject to the 30 calendar day holding period. Notwithstanding this exemption from the 30 calendar day holding period, trustees, beneficial owners of more than 10%, and certain designated Executive Officers of Principal Diversified Select Real Asset Fund and any other closed end interval fund managed by PGI or its affiliates, generally must disgorge, under Section 16 of the Exchange Act, any profit realized by such person from any purchase and sale, or any sale and purchase, of any equity security of such fund (or a security based swap agreement involving such equity security) within any period of less than six (6) months.

5.

Special Rules for Portfolio Managers and Investment Personnel

A Portfolio Manager’s personal Security trading shall have no effect on Client portfolio decisions or ability to trade.

•

No Portfolio Manager may personally transact Securities that are held or traded in actively managed portfolios for which they are responsible.

•     Portfolio Managers must obtain pre-clearance approval to trade Reportable Funds and Principal Funds (including open-end mutual funds, closed-end investment companies operated as interval funds, and ETFs) they manage.

•

Certain individuals with roles that have real-time trading data of portfolios may not personally purchase or sell a Security or its underlying securities within 7 calendar days before and after a portfolio has transacted in the same security. This blackout period is a total of 15 calendar days, which includes the full 7 calendar days before, after, and including the Client portfolio trade date.

E.

Reporting and Certification Requirements

1.

Initial and Annual Certification

Within 10 calendar days of hire or identification, all Access Persons must initially certify and acknowledge they have read and understand the Code and the Insider Trading Policy and its applicability to them, and that they will comply with the requirements. Thereafter, annual certification will be required no later than 30 calendar days after each calendar year-end. PGI Compliance will ensure each Access Person receives a copy of the Code and any material amendments thereto, which are available on Principal Passport.

2.

Holdings and Accounts Reports

The Initial Holdings and Accounts report must be submitted within 10 calendar days after becoming an Access Person, with the Reportable Securities information being current as of a date no more than 45 calendar days prior to the date of becoming an Access Person. Thereafter, Annual Holdings and Accounts reports are required no later than 30 calendar days after each calendar year-end with information being no more than 45 calendar days prior to the report being submitted.

The Security holdings report must contain the following information:

•

Security name, number of shares, exchange ticker symbol/ CUSIP/ISIN and principal amount;

•

Name of the firm at which Securities are held; and

•

Date which the Access Person submits the report.

The Quarterly Transactions report must be submitted no later than 30 calendar days after the end of each calendar quarter. This report will list all Security transactions during the previous calendar quarter in Reportable Securities, which excludes exempted transactions and exempted securities set forth above.

The Quarterly Transactions report must contain the following information:

•

Date of the transaction;

•

Security name, number of shares, exchange ticker symbol/CUSIP/ISIN and principal amount of each Security executed;

•

Nature of the transaction (e.g., buy or sell);

•

Price at which the transaction was effected;

•

Name of the firm through which the transaction was effected; and

•

Date which the Access Person submits the report.

3. Reporting and certifications are required within the PTA system.

Upon reporting of Securities and Accounts, Compliance will request duplicate copies of Account statements and transaction confirmations from the investment firm (commonly referred to as broker) either electronically or paper. Ex-U.S. and other Account statements and transaction reporting may need to be obtained from the Access Person if investment firm will not provide.

F.

Failure to Report or Comply

Upon discovering a violation of the Code, PGI Compliance will work with the Access Person’s supervisor to recommend a sanction as determined appropriate, and the supervisor will then work with appropriate persons to impose such sanction. Sanctions may include a verbal warning, retraining session, written warning, disgorgement of profits, suspension from personal trading, or other sanctions, up to and including suspension or termination of employment.

Access Persons must report any violations of the Code or applicable laws promptly to the Chief Compliance Officer (or designee). This includes self-reporting if you commit a violation. Anyone who, in good faith, raises an issue regarding a possible violation of law, regulation, or company policy, or any suspected illegal or unethical behavior, will be protected from retaliation. Access Persons can also report violations or suspected violations to the Ethics Hotline at 1-888-858-4433, through the Principal Unethical or Fraudulent Activity Reporting Form, or through the Principal Whistleblower policy, which is available on Principal Passport.

ADMINISTRATION

The Chief Compliance Officer has the authority to interpret the Code and grant exceptions when appropriate. PGI Compliance will maintain a system for the regular review of all reports of personal Reportable Securities transactions and holdings under this Code.

Annually, individuals charged with the responsibility for monitoring compliance with this Code will prepare a written report to the Board of Directors that, at a minimum, will include:

•

Certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

•

Identification of material violations and sanctions imposed in response to those violations during the past year;

•

Description of issues that arose during the previous year under the Code; and

•

Recommendations, if any, as to changes in existing restrictions or procedures based upon experience with this Code, evolving industry practices, and changes and developments in applicable laws or regulations.

Contacts

NAME	CONTACT
Niki Rathert	(515) 362-1412	Rathert.Niki@principal.com
Andrew Donohue Chief Compliance Officer	(212) 603-3659	Donohue.Andrew@principal.com

Definitions

Access Person means any officer, director, employee or other person of the Firm, as well other any other person, who (i) has access to nonpublic information regarding any client’s purchase or sale of Securities; (ii) has access to nonpublic information regarding the portfolio holdings of any client or affiliated mutual funds; or (iii) is involved in making Security recommendations to clients or has access to such recommendations that are nonpublic. This includes positions held by consultants, contractors, temporary employees, interns, co-op students and Principal HR and legal staff supporting the Firm. All Firm employees are deemed to be Access Persons unless otherwise determined by Compliance to be specifically exempted as an Exempt Access Person.

Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act when determining whether a person is a beneficial owner of a Security. For example, the term Beneficial Ownership shall encompass: (1) Securities in the person’s own Accounts; (2) Securities owned by members of the person’s immediate family sharing the same household; (3) A person’s proportionate interest in the portfolio of Securities held by a partnership, trust, corporation or other arrangements; and (4) Securities a person might acquire or dispose of through the exercise or conversion of any derivative Security (e.g. an option, whether presently exercisable or not).

Covered Account (Account) means any investment account or any other type of account that holds or is capable of holding Securities. The Account’s tax status has no impact on whether an account qualifies as an Account.

Crypto-Asset means an investment in cryptocurrency (e.g. Bitcoin), initial coin offering (ICO), distributed ledger technology, blockchain and/or any related products and pooled investment vehicles.

Exempt Access Person refers to specific personnel deemed to be exempt from the personal trading provisions of the Code and Compliance Manual, specifically, if a Board Director does not have (i) access to nonpublic information regarding any client’s purchase or sale of Securities; (ii) access to nonpublic information regarding the portfolio holdings of any client or affiliated mutual funds; and/or (iii) involvement in making Security recommendations to clients or have access to such recommendations that are nonpublic; the CCO may deem such person to be an Exempt Access Person. The CCO (or designee) will notify any Exempt Access Person of such designation. Exempt Access Person are relieved from personal trading provisions of the Code and Compliance Manual. PGI Compliance will maintain a list of any Exempt Access Persons and will review such list on an annual (or otherwise more frequent basis).

Federal Securities Laws refers to any one or more of the laws that govern the securities industry, such as the: Securities Act of 1933 (Securities Act), Securities Exchange Act of 1934 (Exchange Act), Trust Indenture Act of 1939 (Indenture Act), Investment Company Act of 1940 (40 Act), Investment Advisers Act of 1940 (Advisers Act), Sarbanes-Oxley Act of 2002 (SOX), Title V of the Gramm-Leach-Bliley Act (GLB), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank), Jumpstart Our Business Startups Act of 2012 (JOBS Act), and any rules and regulations adopted by the

U.S. Securities and Exchange Commission (SEC) under any of these statutes, as well as the Bank Secrecy Act (BSA, as it applies to funds and investment advisers), and any rules and regulations adopted thereunder by the SEC or the U.S. Department of the Treasury.

Investment Club means a group of individuals who combine their funds for the purpose of making investments and/or advancing their investment education. Participation in Investment Clubs is prohibited under this Code.

Investment Personnel means the Portfolio Managers, Traders, Charles River Trade Support staff, Compliance Department staff, any individual with authorization to send/direct a trade on client portfolios, or any individual at the discretion of the Chief Compliance Officer.

Loans mean either secured or unsecured arrangements (documented or undocumented) where an individual or entity finances a sum of money that must be repaid (with or without interest) at some point in the future. For purposed of the Code, loans to family members are excluded from this definition.

Portfolio Manager means an individual entrusted with the direct responsibility and authority to make investment decisions for or affecting the portfolios of clients.

Private Investments generally, private investments involve the sale of Securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over-the- counter market. Private investments may not have to be registered with the SEC and, in many cases, detailed financial information is not disclosed. Examples include, but are not limited to, limited partnerships, hedge funds and private equity transactions.

Reportable Fund means (i) any fund for which the Firm serves as an investment advisor, as defined by the 40 Act; or (ii) any fund whose investment advisor or principal underwriter controls the Firm, is controlled by the Firm, or is in common control with the Firm.

Reportable Security, or Security shall have the meaning of Security as set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 40 Act. Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. General types (although not all inclusive) include fixed income securities, such as bonds and notes; equity securities, such as stocks and exchange-traded funds (ETFs); derivatives, such as options and futures; unit investment trusts (UITs); and private investments.

Addendum A

CODE OF ETHICS FIRM ENTITIES

Together, the Firm
Together, the Advisers	Principal Global Investors, LLC (PGI)
Principal Global Investors (Australia) Limited (PGIA)
Principal Global Investors (Dubai)
Principal Global Investors (Europe) Limited (PGIE)
Principal Global Investors (Hong Kong) Limited (PGIHK)
Principal Global Investors (Japan) Limited (PGIJ)
Principal Global Investors (Singapore) Limited (PGIS)
Principal International Wealth Platform and PGI EU
Principal Real Estate Investors, LLC (PrinREI)
Principal Real Estate Europe Limited (PrinRE EU)
Principal Enterprise Capital, LLC (PEC)
RobustWealth, Inc. (RW)
Together, the Principal Funds	Principal Funds, Inc.
Principal Variable Contracts Funds, Inc.
Principal Exchange Traded Funds
Principal Diversified Select Real Asset Fund

(and any other continuously offered registered closed-end management investment company that may be organized in the future for which PGI or any entity controlling, controlled by, or under common control with PGI, or any successor in interest to any such entity, acts as investment adviser and which operates as an interval fund pursuant to Rule 23c-3 under the 40 Act or provides periodic liquidity with respect to its Shares pursuant to Rule 13e-4 under the Exchange Act.

PFD	Principal Funds Distributor, Inc. (PFD)

Addendum B

CODE OF ETHICS

PRINCIPAL FUNDS ACCESS PERSON PROVISIONS

The following provisions shall be substituted into the Code, where applicable, for the Principal Funds.

Principal Funds Access Person

Any individual identified as an officer or director of the Principal Funds or PGI; an officer or director of PFD; or an officer or director of any company controlling PGI who makes, participates in, or obtains information regarding the purchase or sale of Principal Funds Securities in such individual’s regular functions or duties or whose functions relate to the recommendations of such purchases or sales; any employee, temporary employee and contract employee of the Principal Funds or the Principal Funds’ Adviser who, in connection with such individual’s regular functions or duties, has access to certain nonpublic information concerning the Principal Funds’ purchase or sale of Securities or portfolio holdings or who is involved in making Securities recommendations to a Fund.

Principal Funds Special Rules Applicable to Independent Directors/Trustees

Under Rule 17j-1 of the 40 Act, an Access Person who is an Independent Director/Trustee of the Principal Funds and who would be required to make a report solely by reason of being a Principal Funds Director/Trustee need not make an initial holdings or an annual holdings report. In addition, an Independent Director/Trustee need not provide a quarterly transaction report unless the Independent Director/Trustee knew, or in the ordinary course of fulfilling such individual’s official duties as a Principal Funds Director/Trustee, should have known, that during the 15-day period immediately before or after the Independent Director’s/Trustee’s transaction in a Security, a Principal Fund purchased or sold the

Security, or the Principal Funds’ Adviser or sub-adviser considered purchasing or selling the Security.

With respect to the Interval Fund(s), the trustees, beneficial owners of more than 10%, and certain designated Executive Officers of the Interval Fund(s), have certain reporting obligations regarding ownership of Interval Fund(s) shares under Section 16 of the Exchange Act. Such reporting will occur outside of the administration of this Code.

Principal Funds Administration

The Principal Funds rely upon PGI Compliance to administer the Code. It is the requirement of Principal Funds that PGI Compliance report material violations of the Code by Principal Funds Access Persons to the Principal Funds Chief Compliance Officer (or his or her designee).

No less than annually, Principal Funds Compliance will prepare a written report to the Principal Funds Board of Directors that, at a minimum, will include:

•

A certification that the Principal Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

•

A description of issues that arose under the Code since the last report to the Board, including information about material violations and sanctions imposed in response to those violations.

Addendum C

CODE OF ETHICS

PrinREI ACCESS PERSON PROVISIONS

The following provision shall be added to the Personal Account Reporting section of the Code for PrinREI and shall apply to all PrinREI personnel who are not associated persons of a broker-dealer. For associated persons, real estate investment property must be reported under the outside business activities guidelines.

Real Estate Investment Property

Real Estate Investment Property is reportable and may only be acquired or sold with prior approval of the PrinREI Access Person’s supervisor and Compliance. Pre-approval request for real estate investment property can be submitted within the PTA system under the Available Forms section.

The following property types are exempt from reporting and pre-approval:

•

Single-family residential property;

•

Vacation residential property;

•

Multi-family residential complex property with less than 20 units (examples include apartments and condos); and

•

Farmland property zoned and operated as agricultural.

Addendum D

CODE OF ETHICS

PrinREI EU ACCESS PERSON PROVISIONS

The following provision shall be added to the Personal Account Reporting section of the Code for PrinRE EU.

PrinRE EU has adopted this Advisers Code in its entirety. Although this Code is U.S. centric, PrinRE EU staff must adhere to its provisions. References to U.S. federal and state law and regulations will apply in PrinRE EU where relevant but, where not relevant, PrinRE EU staff should apply European, local U.K./German/French law and regulations such as MiFID II and AIFMD.

Real Estate Investment Property

Real Estate Investment Property is reportable and may only be acquired or sold with prior approval of the PrinRE EU Access Person’s supervisor and Compliance. Pre-approval request for real estate investment property can be submitted within the PTA system under the Available Forms section.

The following property types are exempt from reporting and pre-approval:

•

Single-family residential property;

•

Vacation residential property;

•

Multi-family residential complex property with less than 20 units (examples include apartments); and

•

Farmland property zoned and operated as agricultural.

Addendum E

CODE OF ETHICS

PGIS ACCESS PERSON PROVISIONS

The following provision shall be added to the Personal Security Transactions section of the Code for PGIS.

Exempted Securities listed below are exempt from the reporting, pre-clearance and holding period requirements:

•

Singapore Savings Bond

Addendum F

CODE OF ETHICS

ELECTRONIC FEED BROKERS

ELECTRONIC FEED BROKERS as of January 2021
Ameriprise
Charles Schwab
Citi Personal Wealth Management
E*Trade Securities
Edward Jones
Fidelity Investments
InteractiveBrokers
Janney Montgomery
J.P. Morgan Securities
LPL Financial
Merrill Lynch
Morgan Stanley
Northwestern Mutual
Principal Securities
Raymond James
RBC Wealth Management
T.Rowe Price
TD Ameritrade
USAA Investments
Vanguard Group
Voya Financial
Wells Fargo Advisors

Version July 1, 2021

Last reviewed June 2021

Effective 2022